EXHIBIT 4.3

                             STOCK OPTION AGREEMENT

         THIS AGREEMENT, dated as of _____________, is made and entered into by and between MARGO CARIBE, INC., a Puerto Rico corporation (the "Company"), and ___________________ (the "Optionee").

                                   WITNESSETH:

         WHEREAS, the Company has adopted and approved the 1998 Stock Option Plan (the "Plan") for the purpose of providing economic incentive to the employees and directors of the Company; and

         WHEREAS, the Plan provides for the grant of qualified stock options which meet the requirements of Section 1046 of the Puerto Rico Internal Revenue Code of 1994, as amended, ("qualified stock options") incentive stock options which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, ("incentive stock options") and stock options not intended to qualify as incentive stock options or qualified stock options ("non-statutory options"); and

         WHEREAS, this Agreement is executed pursuant to, and is intended to carry out the purposes of the Plan, by granting [a qualified stock option] [an incentive stock option] [a non-statutory stock option] to the Optionee.

         NOW, THEREFORE, in consideration of the Optionee's employment by the Company or Optionee's service as a non-employee director, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. GRANT OF THE OPTION. Subject to and upon the terms and conditions set forth in this Agreement and of the Plan, a copy of


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which is attached hereto as Exhibit A, the Company hereby grants to the Optionee
[a qualified stock option] [an incentive stock option] [a non-statutory stock option] (the "Option") to purchase up to _________________ (_______) shares (the "Option Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), at a price equal to $_____ per share, which is equal to the Fair Market Value of the Common Stock, as defined in the Plan.

         2. TERM. The term of the Option shall commence on the date of this Agreement, and, subject to the provisions of Section 5 hereof, shall expire ten
(10) years from the date of this Agreement. Upon its termination, the Option shall be of no further force and effect and shall not be exercisable to any extent.

         3. VESTING. Subject to the provisions of Section 5 of this Agreement, the right of the Optionee to purchase the Option Shares under the Option shall vest over a period of five (5) years at the rate of twenty percent (20%) per year, the first twenty percent (20%) to vest on the first anniversary date of this Agreement, and an additional twenty percent (20%) shall vest on each subsequent anniversary date of this Agreement.

         4. RESTRICTIONS ON TRANSFER. The Optionee may not transfer any of the Optionee's rights in the Option or under this Agreement except upon the Optionee's death. No transfer of an option by an Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Committee may determine necessary to establish the validity of the transfer.

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         5. TERMINATION OF OPTION ON TERMINATION OF EMPLOYMENT AND CERTAIN OTHER
EVENTS.

                  (a) If the Optionee's employment or service as a non-employee director with the Company or any of its subsidiaries terminates by reason of death, the Option shall become fully vested and may thereafter be immediately exercised by the legal represen tative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one (1) year from the date of death or until the expiration of the stated term of the Option, whichever period is shorter.

                  (b) If the Optionee's employment or service as a non-employee director with the Company or any of its subsidiaries terminates voluntarily (with or without the consent of the Company) or by reason of Disability (as hereinafter defined), retirement, or because the employing subsidiary ceased to be a Subsidiary (as hereinafter defined) of the Company and the employee or director does not, prior thereto or contemporaneously therewith, become an employee or director of the Company or of another Subsidiary, the Option shall become fully vested and may thereafter be exercised for a period of ninety (90) days from the date of such termination of employment or the expiration of the stated term of such Option, whichever period is shorter.

                  (c) If the Optionee's employment or service as a non-employee director with the Company or any of its subsidiaries is terminated by the Company or any of its subsidiaries, with or without cause, the Option may thereafter be exercised to the extent it was exercisable at the time of termination of employment for a period of ninety (90) days from the date of termination of the expiration of the stated term of the option, whichever period is shorter, provided that the Option shall terminate as of the date the Optionee

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ceased being an employee of the Company or any of its subsidiaries if the
Committee (as hereinafter defined) in its sole discretion shall determine that it is not in the best interest of the Company that the option should continue for such ninety (90) day period.

                  (d) For purposes of this Agreement, "Disability" shall mean complete and permanent inability by reason of illness or accident to perform the duties of the occupation of the employee or non-employee director when such disability commenced, "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time a stock option is granted, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain, and "Committee" shall mean the compensation committee or such other committee or committees as shall be appointed by the Board of Directors of the Company to administer the Plan pursuant to the provisions of Section 4.1 therein.

         6.       ADJUSTMENT IN CERTAIN EVENTS.

                  (a) In the event of any stock dividend or stock split, the Company (subject to any required action by the shareholders of the Company) shall make such equitable adjustments as are necessary and appropriate to protect the Option from dilution in the number, kind and the exercise price of the Option Shares underlying the Option.

                  (b) In the event that (1) any person (as defined for purposes of Section 13(d) and 14(d) of the Exchange Act, but excluding the Corporation, any of its wholly-owned subsidiaries, Michael J. Spector and Margaret D. Spector or any entity controlled by the Spectors) acquires direct or indirect ownership of 50% or more of the combined voting power of

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the then outstanding securities of the Corporation as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (2) the shareholders of the Corporation approve (A) any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation (other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to an entity which is not a wholly-owned subsidiary of the Corporation, then the exercisability of each Option outstanding under the Plan shall be automatically accelerated so that each Option shall, immediately prior to the specified effective date of any of the foregoing transactions, become fully exercisable with respect to the total number of shares subject to such Option and may be exercisable for all or any portion of such Shares. Upon the consummation of any of such transactions, all outstanding Options under the Plan shall, to the extent not previously exercised, terminate and cease to be outstanding.

                  (c) In the event of the proposed dissolution or liquidation of the Corporation, all outstanding Options will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

         7. PRIVILEGE OF STOCK OWNERSHIP. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Option Shares unless and until the Optionee properly exercises the Option in accordance with the requirements of Sections 8 and 9. Upon the proper exercise of the

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Option, the Optionee shall have full voting and other ownership rights with respect to the Option Shares.

         8. MANNER OF EXERCISING OPTION. The Option may be exercised only as to whole shares and only by written notice signed by the Optionee (or in the case of exercise after Optionee's death or mental disability by Optionee's legal representative, executor, administrator or heir or legatee, as applicable), and mailed or delivered to the Secretary of the Company at its principal office. The notice shall specify the number of Option Shares with respect to which the Option is being exercised. The notice must be accompanied by payment in full for such Shares in cash and include any representations required by Section 9. If the Option is exercised by a person other than the Optionee, such person must provide the Company with proof, in a form satisfactory to the Company and its counsel, that such person has the right to exercise the Option. The Company shall have the right to accept payment, in whole or in part, for the Option in the form of Common Stock of the Company valued at the then Fair Market Value thereof, at the sole discretion of the Committee.

         9.       COMPLIANCE WITH LAWS AND REGULATIONS.

                  (a) Prior to the exercise of the Option, the Optionee shall deliver to the Company such representations in writing as may be requested by the Company in order to ensure that the exercise of the Option and the issuance of the Option Shares will comply with all applicable federal and state securities laws.

                  (b) The Optionee acknowledges and confirms that (i) it has received a copy of the Prospectus relating to the Plan; (ii) it is familiar with the business and affairs of the Company and (iii) that the granting of the Option by the Company does not involve
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any representation of any kind by the Company as to it business, affairs, earnings or assets, the tax consequences of the exercise thereof, or otherwise.

                  (c) If the Company shall determine, in its discretion, that it is necessary or desirable to obtain the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any government regulatory body, then the Option may not be exercised in whole or in part, and no shares may be issued under the Option, until such listing, registration, qualification, consent or approval is obtained free of any conditions deemed unacceptable to the Company.

         10. TAXES. The Company shall have the right to require the Optionee to pay to the Company, or to make arrangements satisfactory to the Company regarding the payment of, any federal, state or local taxes required to be paid or withheld with respect to the Option.

         11. EMPLOYMENT. Nothing in this Agreement shall be deemed to grant any right of continued employment to the Optionee or to limit, restrict or waive any right of the Company to terminate the Optionee's employment at any time with or without cause.

         12. MISCELLANEOUS.

                  (a) ASSIGNMENT. This Agreement may not be assigned by the Optionee without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties, and their successors and assigns.

                  (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof. This Agreement supersedes all prior discussions and agree-

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ment (oral or written) between the parties with respect to the subject matter of this Agreement. This Agreement may not be modified except in a written document signed by both of the parties.

                  (c) NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or upon the expiration of seven (7) days after the date of posting, if mailed by registered or certified mail, postage pre-paid to the parties at the following addresses:

                           If to the Company:

                                    Margo Caribe, Inc.
                                    P.O. Box 706
                                    Dorado, Puerto Rico 00646
                                    Attention: Chief Executive Officer

                           If to the Optionee:

                           Any party may change the address to which notices to
such party shall be delivered or mailed by giving notice thereof to the other party in the manner provided by this Section.

                  (d) GOVERNING LAW. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico without regard to its principles of conflicts of laws.

                  (e) WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed

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by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or consent to any subsequent breach of or default in the same or any other term or condition hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                MARGO CARIBE, INC.

                                By:
                                    -------------------------------------------
                               Name:
                              Title:

                                OPTIONEE:

                                By:
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